Exhibit (a)(i)(viii)

FOR IMMEDIATE RELEASE:   April 4, 2011

GTEC ANNOUNCES COMPLETION OF THE TENDER OFFER FOR COMMON STOCK BY AFFILIATE OF ARES MANAGEMENT LLC

Merger Expected to Close Later Today

MCLEAN, Va., April 4, 2011— Global Defense Technology & Systems, Inc. (NASDAQ: GTEC), a provider of mission-critical, technology-based systems, solutions and services for national security agencies and programs of the U.S. government, today announced the completion of the tender offer for its common stock by an affiliate of Ares Management LLC for $24.25 per share.

On March 3, 2011, GTEC announced that it had entered into a definitive merger agreement with Sentinel Acquisition Corporation, an affiliate of Ares.  On March 7, Sentinel commenced a cash tender offer to acquire GTEC’s outstanding shares of common stock at $24.25 per share net to the seller in cash, without interest and less any required withholding taxes. The tender offer expired at 11:59 P.M. E.D.T. on April 1, 2011, and Wells Fargo Securities, LLC, the depositary for the tender offer, has advised that, as of the expiration time, 8,597,927 shares of GTEC common stock (including approximately 80,183 shares subject to guarantees of delivery) had been validly tendered and not properly withdrawn, representing approximately 93% of the outstanding shares of GTEC. All of these shares have been accepted for payment by Sentinel.

In accordance with the definitive merger agreement, Sentinel is in the process of effecting a “short-form” merger under Delaware law and will merge with and into GTEC. The merger is expected to occur today.  In the merger, each share of GTEC common stock not previously purchased in the tender offer (other any stockholders validly exercising their appraisal rights under Delaware law) will be converted into the right to receive $24.25 net to the seller in cash, without interest and less required withholding taxes.  As a result of the completion of the merger, GTEC’s common stock will cease trading on The NASDAQ Stock Market.

About Global Defense Technology & Systems, Inc.

Global Defense Technology & Systems, Inc. provides mission-critical, technology-based systems, solutions, and services for national security agencies and programs of the U.S. government. Its services and solutions are integral parts of mission-critical programs run by the Department of Defense, Intelligence Community, Department of Homeland Security, federal law enforcement agencies, and other parts of the federal government charged with national security responsibilities. GTEC’s over 1,200 employees remain focused on delivering essential cyber security systems and operations, intelligence analysis, assured enterprise IT, C4ISR and force mobility and modernization solutions to our customers in the defense and national security community. Learn more about GTEC at www.gtec-inc.com.

About Ares Management LLC

Ares Management LLC is a global alternative asset manager and SEC registered investment adviser with approximately $39 billion of committed capital under management and approximately 360 employees as of December 31, 2010.  The firm is headquartered in Los Angeles with professionals also located across the United States, Europe and Asia and has the ability to invest in all levels of a company’s capital structure — from senior debt to common equity.  The firm’s investment activities are managed by dedicated teams in its Private Equity, Private Debt and Capital Markets investment platforms.  Ares Management was built upon the fundamental principle that each platform benefits from being part of the greater whole.  This multi-asset class synergy provides its professionals with insights into industry trends, access to significant deal flow and the ability to assess relative value.

The Ares Private Equity Group pursues majority or shared-control investments, principally in under-capitalized middle market companies.  The group seeks strong business franchises and situations where its capital can serve as a catalyst for growth. Its senior partners average more than 20 years of experience investing in, controlling, advising, and restructuring leveraged companies.  For additional information, visit www.aresmgmt.com.

Additional Information

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company’s annual report on Form 10-K, and such other filings that the Company has made with the Securities and Exchange Commission from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to update such forward-looking statements in the future except as required by law.

Media Contacts

GTEC Investor Relations Contact

Joseph Cormier

t: +1.703.883.2771

e: investors@gtec-inc.com

GTEC Media Contact

Lauren Peduzzi

t: +1.703.738.2861

e: media@gtec-inc.com

Ares Management LLC Media Contact

Bill Mendel

Mendel Communications

t: +1 212.397.1030

e: bill@mendelcommunications.com